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                        OPINION OF LINDQUIST & VENNUM P.L.L.P.

                                                                     Exhibit 5.1

                                     [LETTERHEAD]


                                    April 28, 1999



MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota  55344-2290

     Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-4 filed by MTS Systems Corporation (the "Company") with the Securities and Exchange Commission on April 28, 1999 relating to the registration of 2,077,000 shares of Common Stock, $.25 par value (the "Shares"), to be issued by the Company in connection with the proposed merger of a subsidiary of the Company with and into DSP Technology Inc., a Delaware corporation, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

     2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares to be issued in connection with such merger and, when issued pursuant to the merger and paid for as contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Proxy Statement/Prospectus comprising a part of the Registration Statement.

                              Very truly yours,



                              /s/Lindquist & Vennum P.L.L.P.